As filed with the Securities and Exchange Commission on April 10, 2024

Registration No. 333-

UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

 UNDER

THE SECURITIES ACT OF 1933

FORZA X1, INC.

 (Exact name of registrant as specified in its charter)

Delaware	87-3159685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3101 S. US-1

 Ft. Pierce, Florida 34982
(772) 429-2525

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive office)

FORZA X1, INC. 2022 STOCK INCENTIVE PLAN

 (Full title of the Plan)

Joseph Visconti

Executive Chairman of the Board, Interim Chief Executive Officer and

Chief of Product Development

Forza X1, Inc.
3101 S. US-1

 Ft. Pierce, Florida 34982

 (772) 429-2525

(Name, address of and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq.
Patrick J. Egan, Esq.
Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

 (212) 885-5000

(Name, address and telephone number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

EXPLANATORY NOTE

Forza X1, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register an additional 708,964 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Registrant’s 2022 Stock Incentive Plan (the “Plan”) (resulting from an automatic increase as of January 1, 2024 pursuant to an “evergreen” provision in the Plan). These shares of Common Stock are in addition to and of the same class as the Common Stock for which the Registrant’s Registration Statement on Form S-8 that was filed with the SEC on April 26, 2023 (File No. 333-271457) and August 12, 2022 (File No. 333-266811) (the “Prior Registration Statements”). The contents of the Prior Registration Statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2022 (File No. 001-41469)
3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2022 (File No. 001-41469)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-261884) filed with the Securities and Exchange Commission on July 25, 2022)
5.1*	Opinion of Blank Rome LLP
23.1*	Consent of Grassi & Co., P.C., Independent Registered Public Accounting Firm
23.2*	Consent of Blank Rome LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to this Registration Statement)
99.1	Forza X1, Inc. 2022 Stock Incentive Plan and form of Incentive Plan Option Agreement, Non-Qualified Stock Option Agreement, and Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-261884) filed with the Securities and Exchange Commission on July 25, 2022
107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ft. Pierce, Florida, on the 10th day of April, 2024.

FORZA X1, INC.

By:	/s/ Joseph Visconti
Name:	Joseph Visconti
Title:	Executive Chairman of the Board, Interim Chief Executive Officer and Chief of Product Development

 POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Joseph C. Visconti, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Joseph C. Visconti	Executive Chairman of the Board, Interim Chief Executive Officer	April 10, 2024
Joseph C. Visconti	and Chief of Product Development (Principal Executive Officer)

/s/ Michael P. Dickerson	Interim Chief Financial and Administrative Officer	April 10, 2024
Michael P. Dickerson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Marcia Kull	Director	April 10, 2024
Marcia Kull

/s/ Neil Ross	Director	April 10, 2024
Neil Ross

/s/ Kevin Schuyler	Director	April 10, 2024
Kevin Schuyler